FORM 4

/  /  Check this box if no longer
      subject to Section 16.
      Form 4 or Form 5 obligations
      may continue.  See instruction 1(b).

               U.S. SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549

             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

               Filed pursuant to Section 16(a) of the
              Securities Exchange Act of 1934, Section
     17(a) of the Public Utility Holding Company Act of 1935 or
         Section 30(f) of the Investment Company Act of 1940


1.  Name and Address of Reporting Person

    Dearlove             A.                James
    ---------------------------------------------------
    (Last)              (First)           (Middle)

    One Radnor Corporate Center, Suite 200
    100 Matsonford Road
    ---------------------------------------------------
                   (Street)

    Radnor                PA              19087
    ---------------------------------------------------
    (City)              (State)           (Zip)


2.  Issuer Name and Ticker or Trading Symbol

      PENN VIRGINIA CORPORATION (PVA)
     -----------------------------------------


3.  Statement for Month/Year

    July 1998
    ------------------------------------------


4.  If Amendment, Date of Original (Month/Year)


5.  Relationship of Reporting Person to Issuer
    (Check if applicable)

    __X__ Director                    _____ 10% Owner
    __X__ Officer (Give title below)  _____ Other (specify below)

    President and Chief Executive Officer
    -------------------------------------


6.  Individual or Joint/Group Filing
    (Check applicable line)
    _X__  Form filed by one Reporting Person
    ____  Form filed by more than one Reporting Person



Table I - Non-Derivative Securities Acquired, Disposed of, or
          Beneficially Owned

                                                   3. Transaction
                                   2. Transaction     Code
                                      Date            -----------
1. Title of Security                  (Mo/Day/Yr)     Code     V
-----------------------------      --------------     ----    ---
Common Stock $6.25 par value          7/20/98          S      ---


                                   4. Securities Acquired (A)
                                         or Disposed of (D)
                                      ---------------------------
                                               (A) or
1. Title of Security                  Amount   (D)       Price
-----------------------------------   ------   -------   --------
Common Stock $6.25 par value          400      A         24.25


                                                     6. Ownership
                                   5. Amount of         Form:
                                      Securities        Direct
                                      Beneficially      (D) or
                                      owned at          Indirect
1. Title of Security                  End of Month      (I)
-----------------------------------   ------------      ---------
Common Stock $6.25 par value          11,910             D



                                   7. Nature of
                                      Indirect
                                      Beneficial
1. Title of Security                  Ownership
-----------------------------------   ----------
Common Stock $6.25 par value          ---




Table II - Derivative Securities Acquired, Disposed of, or
           Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


                             2. Conversion or
                                Exercise Price    3. Transaction
1. Title of Derivative          of Derivative        Date
       Security                 Security             (Mo/Day/Yr)
-----------------------------   ------------------    -----------
None                            ---                   ---


                                                   5. Number of
                                                      Derivatives
                                                      Securities
1. Title of Derivative       4. Transaction           Acquired (A) or
       Security                    Code               Disposed of (D)
-----------------------------   ------------------    -----------
None                            ---                   ---


                                             7.  Title and
                             6. Date Exer-       Amount of
                                ciasable and     Underlying
                                Expiration       Securities
1. Title of Derivative          Date             -------------------
   Security                     (Mo/Day/Yr)      Title       Amount
-----------------------------   -----------      ----------- -------
None                            ---              ---         ---


                                                  9. Number of
                                                     Derivative
                                                     Securities
                             8. Price of             Beneficially
1. Title of Derivative          Derivative           Owned at
       Security                 Security             End of Month
-----------------------------   ------------------   ------------
None                            ---                  ---

                             10. Ownership
                                 Form of
                                 Derivative
                                 Security         11. Nature of
                                 Direct (D)           Indirect
1. Title of Derivative           or Indirect          Beneficial
       Security                  (I)                  Ownership
-----------------------------   ------------------    -----------
None                            ---                   ---



Explanation of Responses.    NONE

Intentional misstatements or omissions of facts constitute Federal Criminal Violations.


A. James Dearlove                              August 7, 1998
-------------------------------------------   ------------------
Signature of Reporting Person                    Date



By: /s/ Nancy M. Snyder
    ---------------------------------------
    Nancy M. Snyder
    General Counsel and Corporate Secretary
    Authorized Signer